ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
FIRST AMERICAN STRATEGY FUNDS, INC.
       The undersigned officer of First American Strategy Funds, Inc. (the Corporation ), a Minnesota corporation which is subject to the provisions of Minnesota Statutes, Chapter 302A, hereby certifies that the following amendment to the Corporations Articles of Incorporation has been adopted by the Board of Directors of the Corporation pursuant to said Chapter 302A, such amendment to become effective April 4, 2011:

WHEREAS, FAF Advisors, Inc. ( FAF ) served as the investment adviser to the Corporation until December 31, 2010;

WHEREAS, pursuant to a transaction between FAF, Nuveen
Asset Management ( NAM ) and other parties whereby certain of FAFs assets were sold to NAM and its affiliates (the
 Transaction ), NAM replaced FAF as the investment adviser to the Corporation upon the closing of the Transaction; and

WHEREAS, because of the Transaction, the Corporation agreed to change its name, effective April 4, 2011.

NOW, THEREFORE, BE IT RESOLVED, the Corporations
Articles of Incorporation hereby are amended, effective April
4, 2011, by deleting Section 1 and replacing it with the following:

1. The name of this corporation is Nuveen Strategy
2. Funds, Inc.

       IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or an Assistant Secretary on March 23, 2011.

FIRST AMERICAN STRATEGY FUNDS, INC.


By:   ___/s/ Kathleen L. Prudhomme
              Kathleen L. Prudhomme
Its:	 Vice President


Witness:


_____/s/ Michael Kremenak___
Assistant Secretary




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